Exhibit 99.1

News Release

CONTACTS:
J.C. Weigelt	Amy Jo Meyer
Investor Relations	Media Relations
Tel 651 756 4347	Tel 651 756 3029
jweigelt@sjm.com	ameyer@sjm.com

St. Jude Medical Announces Completion of Acquisition of AGA Medical

ST. PAUL, Minn. — Nov. 18, 2010 — St. Jude Medical, Inc. (“St. Jude Medical”) (NYSE: STJ) today announced that it has successfully completed its acquisition of AGA Medical Holdings, Inc. (“AGA Medical”).

The acquisition of AGA Medical adds to the company’s portfolio a leading position in four new markets — the market for left atrial appendage (LAA) closure, the market for patent foramen ovale (PFO) closure, the market to modify abnormal peripheral vessels with vascular plugs and the market to repair structural heart defects.

“St. Jude Medical believes the acquisition of AGA Medical is highly complementary to the St. Jude Medical business,” said Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical. “The addition of AGA Medical’s strong core business and innovative product pipeline will position St. Jude Medical as the clear leader in the structural heart market and will help expand our product portfolio for interventional radiology.”

The AGA Medical business will become part of the Cardiovascular Division of St. Jude Medical. During the remainder of the fourth quarter of 2010, St. Jude Medical expects $20 million to $25 million in revenue from the AGA Medical business. St. Jude Medical expects the AGA Medical business to grow in double digits in 2011.

Pursuant to the agreement and plan of merger and reorganization (“Merger Agreement”), Asteroid Subsidiary Corporation, an indirect, wholly-owned subsidiary of St. Jude Medical (“Asteroid Subsidiary”), merged with and into AGA Medical pursuant to a short-form merger completed using the procedures available under Delaware law.  50 percent of the AGA Medical shares to be surrendered in the merger were converted into the right to receive $20.80 in cash, without interest, and 50 percent of the AGA Medical shares to be surrendered in the merger were converted into the right to receive 0.54 of a share of St. Jude Medical common stock per each share of common stock of AGA Medical.

As a result of the merger, shares of AGA Medical common stock ceased to be traded on the NASDAQ Global Select Market after the close of trading today.

St. Jude Medical also announced today that, following the merger described above, AGA Medical merged with and into Asteroid Holdings, Inc., a wholly-owned subsidiary of St. Jude Medical.  Prior to that merger, St. Jude Medical and AGA Medical received opinions from their respective counsel that the exchange offer, the first merger and this second merger, taken together, will constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

About St. Jude Medical, Inc.

St. Jude Medical, Inc. develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide.  The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient.  St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation.  For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties.  Such forward-looking statements include the expected structure and timetable for the transaction between St. Jude Medical and AGA Medical.  The statements in this release are based upon current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including risks related to the integration of AGA Medical into St. Jude Medical and the anticipated future benefits resulting from the acquisition of AGA Medical.  These risks and uncertainties include those arising from factors beyond the companies’ control as well as the risk factors and other cautionary statements described in St. Jude Medical’s filings with the SEC. Please refer to the Risk Factors section of the Registration Statement for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements.  All subsequent written and oral forward-looking statements attributable to St. Jude Medical or AGA Medical or any person acting on their behalf are qualified by the cautionary statements in this section.

Important Additional Information

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of AGA Medical, nor is it a substitute for the Registration Statement and tender offer materials that St. Jude Medical file with the Securities and Exchange Commission (“SEC”) on October 20, 2010, each as amended.

Investors and security holders of AGA Medical are urged to read the tender offer statement on Schedule TO, amended October 29, 2010, November 8, 2010, November 10, 2010, November 15, 2010, November 16, 2010 and November 18, 2010 (as amended, the “Schedule TO”), the Registration Statement on Form S-4 filed with the SEC by St. Jude Medical on October 20, 2010 and amended on November 8, 2010 and November 15, 2010 (as amended, the “Registration Statement”), and the solicitation/recommendation statement filed by AGA Medical on Schedule 14D-9, amended November 8, 2010 and November 15, 2010 (as amended, the “Schedule 14D-9”).  The tender offer materials (including an offer to purchase, letter of transmittal and related tender offer documents), the Registration Statement and the Schedule 14D-9 contain important information which should be read carefully before any decisions are made with respect to the Offer.

In addition to the Schedule TO, the Schedule 14D-9 and the Registration Statement described above, AGA Medical and St. Jude Medical file annual, quarterly and current reports, proxy statements and other information with the SEC.  The Schedule TO, the Schedule 14D-9, the Registration Statement and any other relevant materials, and any other documents filed with the SEC by AGA Medical or St. Jude Medical, are available without charge at the SEC’s website at www.sec.gov, or from the companies’ websites, at www.amplatzer.com and www.sjm.com, respectively.